Exhibit 8(a)(4)

                                AMENDMENT TO THE
                               CUSTODIAN CONTRACT

      AGREEMENT made this 16th day of Sept. 1988 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and SCUDDER TARGET FUND (the "Fund").

                                WITNESSETH THAT:

      WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated December 17, 1982 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

      NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

      Replace subsection 7) of Section 11.B Delivery of Securities with the following new subsection 7):

            7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST:                            SCUDDER TARGET FUND

Marilyn J. Hayes                   /s/ David S. Lee
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ATTEST:                            STATE STREET BANK AND TRUST COMPANY

[Illegible]                        [Illegible]
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Assistant Secretary                Vice President